Exhibit 5(a)

                                                        THELEN REID & PRIEST LLP
                                                                Attorneys at Law
                                                        ------------------------
                                                                875 Third Avenue
                                                         New York, NY 10022-6225
                                                               Tel. 212.603.2000
                                                                Fax 212.603.2001

                                                              www.thelenreid.com


                                                                   June 27, 2005


UniSource Energy Corporation
One South Church Avenue
Tucson, Arizona  85701

Ladies and Gentlemen:

         We are acting as counsel to UniSource Energy Corporation, an Arizona corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the resale by certain selling securityholders of (i) up to $150,000,000 aggregate principal amount of the Company's 4.50% Convertible Senior Notes due 2035 (the "Notes"), issued under the Company's Indenture, dated as of March 1, 2005, to The Bank of New York, as trustee, and
(ii) up to 4,000,000 shares of the Company's common stock, without par value, initially issuable upon conversion of the Notes (the "Shares"), and the attached Preferred Share Purchase Rights (the "Rights"). The Shares will be issued and sold together with the Rights, in accordance with the Rights Agreement, dated as of March 5, 1999 (the "Rights Agreement"), between the Company and The Bank of New York, as Rights Agent. In connection therewith, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

         Subject to the qualifications hereinafter expressed, we are of the opinion that:

         1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona.

         2. The Notes constitute legally issued and binding obligations of the Company.

         3. When the Shares are issued and delivered as contemplated in the Registration Statement, the Shares will be duly authorized, legally issued and fully paid and nonassessable and the Rights will be duly authorized, legally issued and binding obligations.

         We are further of the opinion that, insofar as it relates to matters of law or legal conclusions, the summary contained in the Registration Statement of the material United States federal income tax consequences of the ownership and disposition of the Notes and the Shares is accurate in all material respects as of the date hereof.

         To the extent the opinions expressed are dependent upon matters governed by the law of the State of Arizona, we have relied, with your consent, upon the opinion of even date herewith rendered to you by Vincent Nitido, Jr., Esq., Vice President and General Counsel of the Company.

         We hereby consent to the filing of this opinion with the Commission as
Exhibit 5(a) to the Registration Statement and the use of our name, as counsel, therein. In giving the foregoing consent, we do not thereby admit that we belong to the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated by the Commission thereunder.


                                      Very truly yours,


                                      /S/ THELEN REID & PRIEST LLP
                                      ----------------------------
                                          THELEN REID & PRIEST LLP